Exhibit 10.1

Amendment No. 9 to the
Credit Card Program Agreement
This Amendment No. 9 to the Credit Card Program Agreement (the “Conversion Amendment”), is entered into and, subject to Section 1(d) below, is effective as of October 31, 2024 (the “Conversion Amendment Effective Date”), by and between Nordstrom, Inc., a Washington corporation with its principal offices in Seattle, Washington (“Nordstrom”), Nordstrom Card Services, Inc., a Delaware corporation with its principal offices in Centennial, Colorado (“NCS” and collectively with Nordstrom, “Company”) and TD Bank USA, N.A., a national banking association with its principal offices in Wilmington, Delaware (“Bank”).
WHEREAS, effective May 25, 2015, Nordstrom, Bank and Nordstrom fsb, a federal savings bank with its principal offices in Scottsdale, Arizona (“Company Bank”) entered into that certain Credit Card Program Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh, and the Eighth Amendment (each, as defined below) (cumulatively, and as otherwise amended to date, the “Agreement”);
WHEREAS, effective as of July 31, 2017, Nordstrom, Bank and Company Bank entered into that certain Amended and Restated Amendment No. 1 to the Credit Card Program Agreement (“First Amendment”), which, among other things, removed Company Bank as a party to the Agreement;
WHEREAS, effective as of September 11, 2019, Nordstrom and Bank entered into that certain Amendment No. 2 to the Credit Card Program Agreement (“Second Amendment”), which, among other things, included the parties’ agreement for Bank to assume Lockbox and ACH collections;
WHEREAS, effective as of April 21, 2020, Nordstrom and Bank entered into that certain Amendment No. 3 to the Credit Card Program Agreement (“Third Amendment”), which, among other things revised the daily settlement report and monthly settlement report;
WHEREAS, effective as of June 5, 2020, Nordstrom and Bank entered into that certain Amendment No. 4 to the Credit Card Program Agreement (“Fourth Amendment”), which, among other things, addressed Account terms and pricing, revenue sharing, servicing transfer and risk management issues;
WHEREAS, effective as of July 21, 2021, Nordstrom and Bank entered into that certain Amendment No. 5 to the Credit Card Program Agreement (“Fifth Amendment”), which, among other things, addressed the merchant discount and service level standards;
WHEREAS, effective as of November 9, 2022, Nordstrom and Bank entered into that certain Amendment No. 6 to the Credit Card Program Agreement (“Sixth Amendment”), which, among other things, provided Company with the option to extend the period during which it may arrange for the evaluation of and purchase of the Program Assets in the event that the Seventh Amendment was not entered into;

WHEREAS, effective as of November 18, 2022, Nordstrom and Bank entered into that certain Amendment No. 7 to the Credit Card Program Agreement (“Seventh Amendment”), which, among other things, extended the Initial Term and provided for additional payments;
WHEREAS, effective as of June 6, 2024, Nordstrom and Bank entered into that certain Amendment No. 8 to the Credit Card Program Agreement (“Eighth Amendment”), which, among other things, contemplates the conversion and transitioning of certain Account digital servicing functions;
WHEREAS, the parties hereto have agreed to further amend the Agreement as set forth herein; and
NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and intending to be legally bound hereby, the parties agree as follows:
1.Relationship to Agreement.
(a)The Agreement, as amended immediately prior to the Conversion Amendment Effective Date, shall govern the respective rights, obligations and liabilities of Company and Bank with respect to any events occurring in connection with the Program prior to the Conversion Amendment Effective Date.
(b)Except as otherwise stated in this Conversion Amendment, all terms and conditions of the Agreement shall remain in full force and effect and all rights and obligations of Company or Bank pursuant to the terms of the Agreement or otherwise agreed between parties shall remain in full force and effect.
(c)In the event of any conflict between this Conversion Amendment and the Agreement, this Conversion Amendment shall govern.
(d)Unless otherwise expressly stated, each of the provisions set forth herein shall be effective as of the Conversion Amendment Effective Date; provided, however, this Conversion Amendment shall not become effective unless and until an Amended and Restated Credit Card Program Agreement (“A&R Agreement”) is entered into by and between the parties. The parties acknowledge and agree that they intend to enter into the A&R Agreement concurrently with this Conversion Amendment and that it is the parties’ intention that the A&R Agreement will become effective in accordance with its terms and, as of the applicable Effective Date(s) (as defined in the A&R Agreement), the A&R Agreement will amend and restate and supersede (but not constitute a novation of), in its entirety, the Agreement (including as the Agreement has been amended by all amendments thereto, including this Conversion Amendment). For clarity, the Conversion may occur in phases and therefore, the Agreement shall govern each Account or Debit Account established or maintained under the Agreement for so long as such Account or Debit Account remains on Company’s Systems, and the A&R Agreement shall govern each Account or Debit Account beginning at the time such Account or Debit Account is converted to or, with respect to new Accounts, opened on Bank’s Systems.

(e)Unless otherwise expressly stated, all references to a Section, Schedule or Attachment herein shall be deemed to refer to a Section, Schedule, or Attachment of this Conversion Amendment.
(f)Neither party shall have deadlock breaking authority with respect to the Conversion or the Transition Plan.
2.Definitions.
(a)Any terms used and not defined herein shall have the meanings set forth in the Agreement. As used in this Conversion Amendment, the following terms shall have the below meanings, with additional defined terms set forth in Schedule 2.
(i)“Bank Consent Orders” means, in each case solely as made publicly available by the relevant Governmental Authority and as in effect on the Conversion Amendment Effective Date, (i) the consent order entered by Bank with the Office of the Comptroller of the Currency relating to Bank’s anti-money laundering program and dated and signed on behalf of the Office of the Comptroller of the Currency as of October 9, 2024; (ii) the consent order entered by Bank with the Financial Crimes Enforcement Network relating to Bank’s anti-money laundering program, released October 10, 2024; (iii) the plea agreement entered by Bank with the Department of Justice relating to Bank’s anti-money laundering program, dated October 10, 2024; (iv) the plea agreement entered by TD Bank US Holding Company with the Department of Justice relating to Bank’s anti-money laundering program, dated October 10, 2024; and (v) the order to cease and desist and order of assessment of a civil money penalty issued upon consent entered by Bank and certain of its Affiliates with the Board of Governors of the Federal Reserve System, effective October 9, 2024.
(ii)“Bank Servicing Platform” means Bank’s TSYS-based credit and debit card servicing platform to be used for the Program pursuant to the Conversion.
(iii)“Company Servicing Platform” means Company’s Fiserv-based credit and debit card servicing platform used for the Program as of the Conversion Amendment Effective Date.
(iv)“Conversion” means the transition of all Functions from Company to Bank with respect to each Account (other than those Accounts, if any, that the parties mutually agree (in their respective sole discretions) to be excluded from the Conversion) and each of the Debit Accounts that Bank will assume pursuant to the terms of the Assignment and Assumption Agreement.

(v)“Conversion Date” means the date that the final Account or Debit Account to be converted from the Company Servicing Platform to the Bank Servicing Platform is so converted. For clarity, certain Accounts or Debit Accounts may be converted from the Company Servicing Platform to the Bank Servicing Platform prior to the Conversion Date as agreed by the parties pursuant to the Transition Plan.
(vi)“Fiserv” means First Data Resources, LLC.
(vii)“Material Indebtedness” means (a) any indebtedness under any Company Debt Facility or (b) any other indebtedness for borrowed money of the Company or any of its Subsidiaries with an aggregate outstanding principal amount in excess of one hundred million dollars ($100,000,000).
(viii)“Material Indebtedness Default Event” means (a) the occurrence of a default by Company or its Subsidiaries or other Affiliates in the payment of any Material Indebtedness (other than indebtedness under the Agreement) beyond the period of grace if any, provided in the instrument or agreement under which such Material Indebtedness was created, or (b) the occurrence of any other default or condition relating to any Material Indebtedness (other than indebtedness under the Agreement) or contained in any instrument or agreement evidencing, securing or relating thereto the effect of which default or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Material Indebtedness to become due prior to its stated maturity (any applicable grace period having expired); provided, however, that the occurrence of an event described in (b) above shall not constitute a Material Indebtedness Default Event if both (y) it arises solely as a result of a Change in Control with respect to Company in connection with a transaction in which Nordstrom ceases to be a publicly traded company and (z) the related Material Indebtedness is concurrently fully refinanced with other Material Indebtedness permitted hereunder.
(ix)“Outside Conversion Date” means June 1, 2026, or such later date as may be mutually agreed by the Senior Executives pursuant to clause (j) of Schedule 9.
(x) “Senior Executives” shall mean (a) at Bank, the Head of Credit Cards and Unsecured Lending and (b) at Company, the Chief Customer Officer (or any successor position thereto that reports to the Chief Executive Officer and is responsible for the Program).
(xi)“TSYS” means Total System Services LLC.

3.Conversion Committee.
(a)Promptly after the Conversion Amendment Effective Date, the parties agree to form a conversion committee, which shall report to the Operating Committee (the “Conversion Committee”) to oversee all aspects of the Conversion. The Conversion Committee shall consist of six (6) members, with three (3) members to be nominated by each party. All decisions of the Conversion Committee must be unanimous decisions, with Bank and Company each having one vote. The Conversion Committee shall meet at least once every two (2) weeks, with the specific timing and format of such meetings to be mutually agreed by the parties. Any disagreements of the Conversion Committee may be escalated to the Program Managers or Operating Committee, and, subject to Section 1(f), shall be subject to the dispute resolution process set forth in Section 3.5 of the Agreement. The parties shall not be obligated to take minutes at any meeting of the Conversion Committee.
(b)The Conversion Committee shall be responsible for (i) the development of an updated Transition Plan, as detailed in Section 4, (ii) review and approval of any modifications to the Transition Plan, other than the movement of the Conversion Date, which may be approved exclusively by the Executive Committee, and (iii) monitoring progress of the parties towards Conversion, including tracking milestones and progress against the timelines set forth in the Transition Plan.
4.Transition Plan.
(a)The parties shall work in good faith, using commercially reasonable efforts, and acting through the Conversion Committee to develop a detailed schedule and project plan (the “Transition Plan”) for the Conversion. The initial form of the Transition Plan, as well as a summary of certain elements that should be addressed in the updated Transition Plan, is attached hereto as Schedule A. The Conversion Committee shall update the Transition Plan (other than with respect to the Conversion Date) and it shall be adopted by the Conversion Committee in accordance with this Conversion Amendment within ninety (90) days of the Conversion Amendment Effective Date. The Conversion Committee may further modify the updated Transition Plan, including the Exhibits thereto, from time to time upon mutual agreement (other than with respect to movement of the Conversion Date, which can be approved exclusively by the Executive Committee).
(b)The Transition Plan will set forth the specific obligations, functionality and user experience elements to be transitioned from Company to Bank (each a “Function”), and will include a complete, detailed project plan that, among other elements, describes (i) the specific tasks and sub-tasks needed to complete the Conversion, including discovery, mapping, mock Conversions, Conversion dress rehearsals and other pre-Conversion activities, (ii) the party or parties responsible for such tasks, (iii) the applicable time frames for completion of such tasks, (iv) the process for testing and validating the accuracy of Conversion data and other Conversion testing protocols, (v) detailed post-Conversion validation procedures that allow Conversion issues to be timely identified and remediated, and (vi) the communication plan with Cardholders regarding the Conversion.
(c)The parties acknowledge and agree that administration and fulfillment of the Loyalty Program, including maintaining the loyalty database of record and servicing, is not a Function that will be transitioned from Company to Bank and will remain a responsibility of Company after the Conversion. The Transition Plan will specify the integrations and limited data feeds necessary from Company to Bank with respect to Loyalty Program information in order to enable Bank to perform its limited servicing obligations related to the Loyalty Program after the Conversion.
5.Conversion Responsibilities.
(a)Bank shall timely implement the capabilities of the Bank Servicing Platform necessary to perform its obligations under the Transition Plan. In addition, each party will allocate the resources required to the complete the Conversion as contemplated by the Transition Plan. To the extent that any obligations of a party under the Transition Plan require the support or performance of a party’s vendors or subcontractors, including Fiserv in the case of Company and TSYS in the case of Bank, such party shall remain fully responsible for the performance by its vendors and subcontractors of such obligations.
(b)Prior to the date any particular Function is transitioned (including, as applicable, the Conversion Date), unless otherwise specifically set forth in this Conversion Amendment or in the Transition Plan, each party shall remain responsible for its obligations as set forth under the Agreement with respect to such Function. Such obligations shall apply regardless of whether there is a delay to the Conversion Date or to the date to transition any particular Function. Notwithstanding the foregoing:
(i)Any failure to meet a Non-Regulatory Service Level Standard during the sixty (60) day period immediately prior to the Conversion Date shall not constitute a Service Level Failure, provided that, if the Conversion Date is delayed, then the immediately foregoing clause shall also apply with respect to any failure to meet a Non-Regulatory Service Level Standard during the sixty (60) day period immediately prior to the date planned to be the Conversion Date at the time of such failure.
(ii)The terms of Schedule 5(b) shall apply.
(c)Notwithstanding anything to the contrary in the remainder of the Agreement, either party may engage subcontractors or vendors without the approval of the other party to assist with the party’s obligations under this Conversion Amendment.

(d)The parties agree to the additional terms and conditions set forth in Schedule 5(d) with respect to the Conversion of the Debit Accounts. Notwithstanding any provision to the contrary in this Conversion Amendment, the inclusion of the Debit Accounts in the Conversion and the assumption thereof by Bank shall be subject to the satisfaction of the terms of Schedule 5(d) and the execution of the Assignment and Assumption Agreement attached thereto.
6.Additional Pre-Conversion Obligations.
(a)As of the Conversion Date, Bank shall support the features, functionality and technology set forth in Schedule B, as may be updated by mutual agreement of the parties through the Conversion Committee. Additionally, prior to the Conversion Date, Bank may assume the performance of certain of the features, functionality and technology set forth in Schedule B, and where so assumed by Bank, such assumed Functions shall be Bank’s responsibility under the Agreement as to the Accounts for which Bank has so assumed performance.
(b)Company and Bank shall cooperate to develop a system for securely transmitting data and reports to each other in connection with preparing for and executing the Conversion and for supporting the Program thereafter, in each case, in accordance with the requirements of Applicable Law, provided that where possible, the parties shall exchange data through an application programming interface, webhooks or similar interfaces that are mutually agreed and where the parties agree that such interfaces are not practical, the parties shall exchange batch data. The party hosting the data shall make the application programming interface or other interface available to the other party and shall be responsible for the costs thereof, and the other party shall be responsible for costs to connect to such application programming interface or other interface.
(c)The Conversion Committee will oversee the development of a Conversion contingency playbook that will summarize issues that could be expected to arise as a result of the Conversion, preliminary plans for addressing such issues, and roles and responsibilities of each party in implementing such plans. Such playbook shall include the processes and procedures through which Bank may request, and Company will provide, access to any Account Documentation (and similar documentation with respect to Debit Accounts) and other Program-related data that was not transferred to Bank in connection with the Conversion.
(d)Prior to the Conversion Date, Bank shall provide to Company a response to Company’s information security questionnaire regarding the technology control structure of Bank to the extent related to the Program.
(e)As part of the Conversion related efforts contemplated by this Conversion Amendment, the parties shall develop a Schedule to be attached to the A&R Agreement that will set forth those reports to be generated by each party for delivery to the other party, in accordance with the requirements set forth with respect to such Schedule in the A&R Agreement.

7.Conversion Costs.
(a)General. All costs associated with the Conversion will be funded by the parties outside of the revenue sharing pursuant to Section 8.1 of the Agreement, and in accordance with this Conversion Amendment. Other than as specifically set forth herein, each of Bank and Company are responsible for their own costs, and the costs of their vendors and subcontractors, related to the Conversion and the performance of their respective obligations under the Transition Plan, without reimbursement by the other party.
(b)Data Transmission. Company shall be responsible for its own costs and the costs of its vendors and subcontractors associated with (i) preparing, formatting, and transmitting data, documents and other artifacts to Bank and its vendors and subcontractors in connection with the Conversion, including any costs relating to changes in data formatting as required for ingestion of the data by Bank and its vendors and (ii) its and its subcontractors’ ingestion of the data transmitted by Bank or its vendors and subcontractors in connection with the Conversion. Bank shall be responsible for its own costs and the costs of its vendors and subcontractors associated with (x) preparing, formatting, and transmitting data, documents and other artifacts to Company and its vendors and subcontractors in connection with the Conversion, including any costs relating to changes in data formatting as required for ingestion of the data by Company and its vendors and (y) its and its subcontractors’ ingestion of the data transmitted by Company or its vendors and subcontractors in connection with the Conversion.
(c)Credit Cardholder Communications. Bank shall be responsible for the costs related to the production and distribution of any communications and collateral that is required by Applicable Law to be delivered to Cardholders in connection with the Conversion. Any communications and collateral to be delivered to Cardholders in connection with the Conversion that is not required by Applicable Law, shall be jointly agreed by the Conversion Committee, and Company shall be responsible for the costs related to production and distribution of such communications and collateral. In addition, Company shall be responsible for the costs related to the production and distribution of the change in terms notices previously agreed by the parties and sent to Cardholders by Company in connection with the increase in the purchase APR on Tier 1 Accounts as described in clause (c)(i)g. of Schedule 14.
(d)Destruction of Customer Collateral. Company shall be responsible for the costs of destroying any Cardholder collateral (e.g., plastics, statement stock) remaining in its possession after the Conversion Date to the extent not transferred (or contemplated to be transferred) to Bank in accordance with the Transition Plan or A&R Agreement.
(e)Debit Card Change in Terms and Reissuance. To the extent that Bank determines any communications or collateral is required by Applicable Law to be delivered to Debit Account cardholders in connection with the parties’ intent for Bank to assume the Debit Accounts pursuant to, and subject to the terms of, the Assignment and Assumption Agreement, including reissuance of physical debit cards, Bank and

Company shall each be responsible for fifty percent (50%) of the costs related to production and distribution of any such communications, collateral, and reissuance of physical cards.
8.Employees.
(a)The parties agree to the terms of Schedule 8 hereto.
9.Conversion Milestone Thresholds.
(a)The Transition Plan shall include a number of mutually agreed milestones prior to the Conversion for which the parties shall formally measure their progress toward the Conversion (each, a “Milestone” and further described in the Transition Plan), including seven (7) key Milestones: (i) Mock Conversion 1, (ii) Mock Conversion 2, (iii) Company Integration Testing, (iv) Bank Integration Testing, (v) Production Proofing, (vi) New Account Origination and Processing, and (vii) Dress Rehearsal (each of such seven (7) Milestones, a “Key Milestone Threshold” and further described in the Transition Plan). The performance of each Key Milestone Threshold will be evaluated on a pass/fail basis as to whether performance of such Key Milestone Threshold meets the applicable success criteria adopted by the Conversion Committee as part of the Transition Plan (the “Success Criteria”).
(b)Workstream Status.
(i)In connection with its development and adoption of the Transition Plan, the Conversion Committee shall establish criteria for each of three (3) status categories—“On Track”, “At Risk”, and “Off Track”—for the Conversion Committee to use to monitor and determine the status of each Milestone workstream described under the Transition Plan (such criteria, the “Committee Criteria”, and such status, the “Committee Status”). At each meeting, the Conversion Committee shall mutually determine the Committee Status of each Milestone workstream under the Transition Plan using the Committee Criteria, as well as the actual and projected performance of the parties in meeting the various Milestones, including the Key Milestones Thresholds, under the Transition Plan consistent with the timelines set forth therein. In the event of (x) any dispute regarding the Committee Status of any Milestone, (y) any Milestone being determined to be “Off Track” or (z) any Milestone being determined to be “At Risk,” solely if either party identifies such Milestone as posing a material risk to any Key Milestone Threshold, such impacted Milestone(s) shall be included in the Executive Committee review under Section 9(b)(iii).
(ii)Without prejudice to the Conversion Committee’s determination of the Committee Status of any Milestone workstream, Bank independently shall monitor and determine the status of each Key Milestone Threshold workstream described under the Transition Plan using the Green/Yellow/Red Criteria set forth in Schedule C (such status, the “Bank Status”). At each Conversion Committee meeting, Bank shall report to the Conversion

Committee the Bank Status of each Key Milestone Threshold workstream. If Company notifies Bank in writing of its good faith concern, articulated with reasonable specificity and supported by reasonable documentation, that the Bank Status of one or more Key Milestone Threshold workstreams should be (but has not been reflected by Bank as) “Red,” Bank shall provide to Company the certification of Bank’s Head of Consumer Banking, TD Bank AMCB as to the Bank Status of each such Key Milestone Threshold workstream.
(iii)The Executive Committee shall meet approximately every other week, unless otherwise mutually agreed, for purposes of reviewing the status of Milestone workstreams and to discuss and attempt to resolve any dependencies, contingencies, and other variables affecting progress of, and readiness to timely complete, the Milestones and the Conversion. In the event that any dispute over the status of any Milestone is escalated to the Executive Committee pursuant to clause (x) Section 9(b)(i), the Executive Committee shall attempt to resolve such dispute at the meeting immediately following such escalation, and if not resolved such Milestone shall be classified as “At Risk”. Additionally, with respect to each “Off Track Milestone” and any “At Risk Milestones” that a party has elected to escalate pursuant to clause (y) or clause (z) of Section 9(b)(i), the Executive Committee shall review the underlying facts giving rise to such classification and any remediation activities contemplated by the Conversion Committee. If the Executive Committee determines that the activities, if any, proposed by the Conversion Committee are not adequate to prevent such Milestone issues from escalating to a material risk to any of the Key Milestone Thresholds (including if the Conversion Committee has not agreed on appropriate remediation activities) then the Conversion Committee shall be directed to revise such proposed remediation activities and provide an updated report to the Executive Committee by no later than its next scheduled meeting. The parties shall not be obligated to take minutes at such Executive Committee meetings.
(iv)Without limiting any terms of this Section 9 or Schedule 9, in the event the Committee Status of any Milestone workstream or the Bank Status of any Key Milestone Threshold workstream indicates risk to Company’s capacity to meet any Regulatory Service Level Standard, the Conversion Committee in good faith shall consider strategies and tactics to mitigate such risk, including modification of the Transition Plan.
(c)After the performance of each Key Milestone Threshold, Bank shall report to the Conversion Committee the performance of such Key Milestone Threshold against the applicable Success Criteria.

(d)If (i) performance of a Key Milestone Threshold does not meet the applicable Success Criteria, (ii) a Key Milestone Threshold does not occur within fourteen (14) days after the date planned for such Key Milestone Threshold as set forth in the Transition Plan, or (iii) the Bank Status of any Key Milestone Threshold workstream becomes “Red,” as determined by Bank based on the Green/Yellow/Red Criteria set forth in Schedule C (each a “Remediation Trigger”), then Bank (unless the Remediation Trigger is related to Company Integration, in which case Company) will develop and submit to the Conversion Committee within seven (7) days of the Remediation Trigger a plan designed to remediate the root causes of the Remediation Trigger (the “Remediation Plan”).
(e)The Conversion Committee shall meet to discuss the Remediation Plan within five (5) Business Days of submission, and if agreed, the parties shall comply with the Remediation Plan and cause their respective vendors to comply with the Remediation Plan. If the Remediation Plan is rejected by the Conversion Committee, the Conversion Committee shall designate one (1) member of the party that did not develop the Remediation Plan to work cooperatively and in good faith with the other party to revise the Remediation Plan to address the reasons for rejection of the Remediation Plan, and such revised Remediation Plan shall be re-presented at a meeting of the Conversion Committee within five (5) days of such rejection. If the Remediation Plan is again rejected by the Conversion Committee, review of the Remediation Plan shall be escalated to the Executive Committee.
(f)If the Executive Committee is unable to agree to a Remediation Plan within three (3) days of escalation pursuant to Section 9(e), and either party believes the Conversion Date should be delayed, such party may delay the Conversion Date by providing written notice of its determination to the other party no later than five (5) Business Days after the Executive Committee meeting to review the Remediation Plan. Within five (5) Business Days of receipt of such delay notice (or such shorter period if required in order to effectively delay the Conversion Date), the Executive Committee shall meet to mutually agree upon a new scheduled Conversion Date, which shall be no later than the Outside Conversion Date.
10.Cancellation of the Conversion.
(a)The parties agree to the provisions set forth in Schedule 10 with respect to cancellation of the Conversion.
11.Effect of Cancellation of the Conversion.
(a)If the Conversion is cancelled for any reason set forth in Schedule 10, each party may immediately cease performing its obligations set forth under the Transition Plan. Subject to the remainder of this Section 11 and Schedule 11, each party shall remain responsible for performing its obligations set forth in the Agreement, including keeping any necessary vendors or service providers in place in order to perform such obligations.

(b)If the Conversion is cancelled other than pursuant to clauses (a)(iv) or (b)(v) of Schedule 10, then (i) Section 14.1 of the Agreement shall be deemed automatically amended hereby such that the Initial Term ends on the later of (x) September 26, 2026 or (y) twenty (21) months after the date the Conversion is cancelled and (ii) the Agreement shall expire at the end of the Initial Term, notwithstanding any required notice period for non-renewal set forth in Section 14.1 of the Agreement. If the Agreement is terminated and the Conversion is therefore cancelled pursuant to clauses (a)(iv) or (b)(v) of Schedule 10, then notwithstanding the timeframe set forth in clause (b)(ii) of Schedule 15.2 of the Agreement, the Purchase Notice must be delivered no later than fifteen (15) months after the notice of termination is given by Company or Bank.
(c)Section 15.2(c) of the Agreement is deleted and replaced with the following:
If the Purchase Option is exercised, the Nominated Purchaser must complete the purchase of the Program Assets within one hundred eighty (180) days after Company’s delivery of the Purchase Notice; provided, however, that consummation of the purchase of the Program Assets shall occur no earlier than the Termination Date; provided, further, that the one hundred eighty (180) day timeframe set forth in this Section 15.2(c) may be extended by up to an additional two hundred seventy (270) days as necessary (i) for required regulatory approvals, (ii) to effect the conversion of the Program Assets, (in such case, the two hundred seventy (270) day period, the “Extension Period”), provided that (x) if Company (or Company’s Nominated Purchaser) is predominantly responsible for the failure of such conversion to be effectuated prior to the Extension Period, then Bank Share of Net Credit Card Revenue for such Extension Period shall be increased by one hundred basis points (100 bps) and (y) if Bank is predominantly responsible for the failure of such conversion to be effectuated prior to the Extension Period, then Bank Share of Net Credit Card Revenue for such Extension Period shall be decreased by one hundred basis points (100 bps) or (iii) to avoid the period from November 1 of each calendar year to January 15 of the following calendar year. The date of such completion shall be the “Program Purchase Date.” Company will use commercially reasonable efforts to cause the Nominated Purchaser to execute the Purchase Agreement for the Program Assets within ninety (90) days after delivery of the Purchase Notice, and Company and Bank agree that the operative transaction to transfer the Program Assets shall be closed and converted to the systems of the Nominated Purchaser simultaneously.

(d)If any Credit Card Accounts (as defined in the A&R Agreement) were opened on the Bank Servicing Platform prior to cancellation of the Conversion, (i) such accounts shall be governed by the terms of the A&R Agreement, not the Agreement, (ii) such accounts shall be excluded from the Program Assets under the Agreement and A&R Agreement, and (iii) the parties shall cooperate to determine a mutually agreed plan for handling such accounts that does not require sale of such accounts or system conversion of such accounts from the Bank Servicing Platform.
(e)The parties agree to the additional provisions set forth in Schedule 11.
12.Conversion Amendment Signing Bonus.
(a)Within thirty (30) calendar days after the Conversion Amendment Effective Date, in order to incentivize the parties to perform a timely and successful Conversion, Bank shall pay to Company an amount equal to the Conversion Amendment Signing Bonus. Company may use the Conversion Amendment Signing Bonus to cover Company’s costs and expenses of its Cardholder communications contemplated by Section 7(c).
(b)Additional provisions regarding the Conversion Amendment Signing Bonus are set forth in Schedule 12.
13.Additional Conversion-Related Economics.
(a)The parties agree to the provisions set forth in Schedule 13.
14.A&R Signing Bonus.
(a)In consideration of each Nordstrom’s and NCS’ agreement to the updated economic terms as between the parties pursuant to the A&R Agreement, within ten (10) Business Days after the Conversion Amendment Effective Date, Bank shall pay to Company an amount equal to the A&R Signing Bonus.
(b)The parties agree to the additional provisions set forth in Schedule 14.
15.Changes to Innovation Fund
(a)Section 3.7(d) of the Agreement shall be deleted in its entirety, and any amounts allocated to the Infrastructure Innovation Fund or Program Extension Enhancement Fund not used as of the Conversion Date shall be governed by the A&R Agreement. If the A&R Agreement does not become effective, upon expiration or termination of the Agreement, Company shall have no right to any amounts allocated to the Infrastructure Innovation Fund or Program Extension Enhancement Fund not used as of such expiration or termination.

16.Representations and Warranties
(a)Except with respect to matters of which Company has Knowledge as of the Conversion Amendment Effective Date, Bank makes each of the following representations as of the Conversion Amendment Effective Date:
(i)Neither Bank nor any of its Affiliates nor, to the best of its Knowledge, any of its subcontractors performing material Program services is in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a Bank Material Adverse Effect, nor has Bank received any notice of default under any contract, agreement, lease or other instrument regarding a default which, if realized, would have, or would reasonably be expected to have, a Bank Material Adverse Effect.
(ii)No action, claim, or any litigation, proceeding, arbitration, investigation or controversy is pending or, to the best of Bank’s Knowledge, threatened against Bank or its Affiliates or, to the best of Bank’s Knowledge, their subcontractors (excluding Company) that provide material services to the Program, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators which has had, or would reasonably be expected to have, a Bank Material Adverse Effect. Except to the extent of the Bank Consent Orders (including the terms and conditions thereof), Bank is not the subject of any action by a Governmental Authority and is not subject to any agreement, orders or directives with any Governmental Authority, which, in each case, has, or if adversely determined, would reasonably be expected to have, a Bank Material Adverse Effect.
(iii)Bank has valid and binding agreements with TSYS and, to the best of its Knowledge as of the Effective Date, all other necessary vendors to enable Bank to perform its obligations under this Conversion Amendment and the Transition Plan. Except to the extent of the Bank Consent Orders (including the terms and conditions thereof) Bank has no reason to believe that Bank will be unable to complete the Conversion related activities required to be performed by Bank pursuant to this Conversion Amendment and the Transition Plan.
(b)Except with respect to matters of which Bank has Knowledge as of the Conversion Amendment Effective Date, Nordstrom and NCS each make each of the following representations as of the Conversion Amendment Effective Date:
(i)Neither Company nor any of its Affiliates nor, to the best of its Knowledge, any subcontractors performing material Program services or functions is in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a Company Material Adverse Effect, nor has Company received any notice of default under any contract, agreement, lease or other instrument regarding a default which, if realized, would have, or would reasonably be expected to have, a Company Material Adverse Effect.
(ii)No action, claim or any litigation, proceeding, arbitration, investigation or controversy is pending or, to the best of Company’s Knowledge, threatened against Company or its Affiliates or, to the best of Company’s Knowledge, their subcontractors that provide material services to the Program, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government, or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators which has had, or would reasonably be expected to have, a Company Material Adverse Effect. Neither Company nor any of its Affiliates performing servicing functions is the subject of any action by a Governmental Authority and none of such Persons is subject to any agreement, orders or directives with any Governmental Authority, which, in each case, has had, or if adversely determined, would reasonably be expected to have, a Company Material Adverse Effect.
(iii)Company has valid and binding agreements with Fiserv and, to the best of its Knowledge as of the Effective Date, all other necessary vendors to enable Company to perform its obligations under this Conversion Amendment and the Transition Plan and Company has no reason to believe that Company will be unable to complete the Conversion related activities required to be performed by Company pursuant to this Conversion Amendment and the Transition Plan.
(iv)Nordstrom and NCS are each solvent.
(v)A Material Indebtedness Default Event has not occurred and Company has not received any notice of a Material Indebtedness Default Event.
(c)(i) Bank shall not be in breach of Sections 10.2(a), 10.2(b) or 10.2(c) of the Agreement to the extent of, and (ii) the representations and warranties in Sections 10.2(a), 10.2(b) and 10.2(c) of the Agreement shall be qualified by: (x) the existence of the Bank Consent Orders and (y) any requirements under the Bank Consent Orders to make any notices to or filings with, obtain or maintain any consents, approvals, non-objections or authorizations from, or to engage in any other action to be taken with respect to, any Governmental Authority in connection with Bank performing its obligations under this Conversion Amendment. For clarity, nothing in this Section shall limit or qualify any of Bank’s obligations under any other provision of the Agreement or the Conversion Amendment, including Schedule 13.
(d)Bank shall use commercially reasonable efforts to obtain all necessary consents, approvals, non-objections, and authorizations from all Governmental Authorities having jurisdiction over Bank for Bank to perform its obligations under this

Conversion Amendment to convert the Accounts and Designated Debit Accounts (as defined in Schedule 5(d)). To the extent permitted by Applicable Law, Bank shall provide Company with prompt notice in the event that any Governmental Authority determines, or Bank otherwise reasonably determines, that any such consent, approval, non-objection or authorization will not be provided in a time and manner sufficient to enable the Conversion to be effectuated on or before March 1, 2026.
17.Multi-Consequence Events.
(a)The parties agree to the terms set forth in Schedule 17 with respect to Multi-Consequence Events, as defined therein.
18.Other Changes to the Agreement.
(a)The following shall new definitions shall be added to Section 1.1 of the Agreement:
“Conversion Amendment” means Amendment No. 9 to the Credit Card Program Agreement, executed entered into by Nordstrom, NCS and Bank as of the Conversion Amendment Effective Date.
“Conversion Amendment Effective Date” means October 31, 2024.
“Company Financial Reports” means:
(i)(A) As of the Conversion Amendment Effective Date, the financial reports Company delivers to its lenders under the Company Debt Facilities, which, as of the Conversion Amendment Effective Date are substantially similar in all material respects to the items contemplated in clause (ii) below; or any subsequent financial reporting provided by Company to its lenders under the Company Debt Facilities as of the Conversion Amendment Effective Date or any subsequent Company Debt Facility; provided such reporting is substantially similar to the financial reporting under the Company Debt Facilities as of the Conversion Amendment Effective Date; or (B) if Company does not have a Company Debt Facility or the reporting under the Company Debt Facilities is not substantially similar to the financial reporting as of the Conversion Amendment Effective Date, the reports set forth in clause (ii) of this definition of “Company Financial Reports.”
(ii)(A) As soon as practicable and in any event within ninety (90) days after the end of each such fiscal year, the consolidated balance sheet of Nordstrom and its consolidated Subsidiaries as of the end of such year and the related statements of earnings, stockholder’s equity and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an unqualified report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by Company, which report shall state that such financial statements fairly present the financial position of Nordstrom and its consolidated Subsidiaries as of the date indicated and its results of operations and cash flows for the periods indicated in conformity with GAAP (except as otherwise stated therein) and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; and (B) as soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter (other than the last fiscal quarter of any fiscal year), a consolidated balance sheet of Nordstrom and its consolidated Subsidiaries as of the end of such quarter and the related statements of earnings, stockholder’s equity and cash flow for such quarter and the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods of the prior fiscal year, all in reasonable detail and certified by Nordstrom’s chief financial officer or controller as fairly presenting the financial condition of Nordstrom and its consolidated Subsidiaries as of the dates indicated and its results of operations and cash flows for the periods indicated, subject to normal year-end adjustments.
“Company Party” means each of Nordstrom and NCS.
“NCS” means Nordstrom Card Services, Inc., a Delaware corporation with its principal offices in Centennial, Colorado.
(b)Company shall provide Bank notice in writing within two (2) Business Days of (i) the occurrence of a Material Indebtedness Default Event or (ii) the occurrence of, or, if earlier, the execution of a definitive agreement that, if consummated, will result in, the Change in Control of Company.
(c)Notwithstanding Section 2.8 of the Agreement and Schedule 2.8 of the Agreement, Company hereby waives any right to propose or implement a change in the Network prior to the Conversion Date.
(d)Section 4.13(b) of the Agreement is deleted in its entirety.
(e)Schedule 4.13(b) of the Agreement is deleted in its entirety.
(f)Schedule 4.17 of the Agreement is amended by deleting and replacing the first three sentences of clause (a) in their entirety with the following:
Company and Bank will work together to optimize Sales Tax Recovery. Company will remit when due any sales taxes relating to the sale of Nordstrom Goods and/or Services. Company, as servicer to the Program, shall identify by Account any amounts written off. To the extent permitted by Applicable Law, Company may, in its discretion, sign and file forms as necessary to seek recovery of any sales tax charged to any Account that has been written off.
(g)Clause (f) of Schedule 13.2(f) of the Agreement is amended so that in both instances in which “well capitalized” appears, the term is replaced with “adequately capitalized”.

(h)A new clause (b) is added to Section 4.10 of the Agreement as follows:
Beginning with the first fiscal year and fiscal quarter of Company for which Company is no longer required to file Form 10-K and Form 10-Q with the Securities and Exchange Commission, for the remainder of the Term, (i) Company shall deliver to Bank the Company Financial Reports; provided that if Company shall no longer deliver the Company Financial Reports set forth in clause (i)(A) of the definition thereof, Company shall promptly notify Bank thereof and Bank may require Company to deliver the Company Financial Reports set forth in clause (ii) of the definition thereof;
(i)The introductory provisions of Sections 10.1 and 10.2 of the Agreement are amended so that in both instances where “a payment is made by Bank to Company hereunder” appears, the terms are replaced by “a payment is made hereunder”.
(j)Section 10.1(h) of the Agreement is replaced in its entirely with the following:
Company Licensed Marks; Loyalty Program. Company or one of its Affiliates is the sole and exclusive owner of, and has sole control over, the Company Licensed Marks and is the sole owner and operator of the Loyalty Program, and Company has the right, power and authority to license to Bank the use of the Company Licensed Marks and the Loyalty Program in connection with the Program as provided herein. The Company Licensed Marks and the Loyalty Program are not subject to any restrictions that would adversely affect such use, it being understood and agreed that liens on the Company Licensed Mark and/or the Loyalty Program in effect under the Company Debt Facilities (but not any other liens) shall not be deemed to adversely affect such use for purposes of this Section 10.1(h) unless and until any rights or remedies are exercised by any holder of such liens that result in a breach of the representations and warranties in the immediately preceding sentence.
(k)Section 13.1(c) of the Agreement is replaced in its entirely with the following:
(i) Any representation or warranty by such party contained in this Agreement (other than a representation and warranty contain in Section 10.1(h))) shall not be true and correct in any respect as of the date when made or reaffirmed, and (A) the party making such representation or warranty shall fail to cure the event giving rise to such breach within thirty (30) days after the other party shall have given notice thereof specifying the nature of the breach in reasonable detail or, if the same cannot be cured in a commercially reasonable manner within such time, the same shall not constitute an event of default if the party shall have initiated a cure within such time and such cure shall be completed within sixty (60) days from the date of notice regarding such breach, and (B) such failure shall or would reasonably be expected either to have a material and adverse effect on the Program, Bank Licensed Marks or Company Licensed Marks, or materially diminish the economic value of the Program to the other party or (ii) any representation or warranty by such party contained in Section 10.1(h) of this Agreement shall not be true and correct in any respect as of the date when made or reaffirmed.
(l)Section 17.2 of the Agreement is replaced in its entirety with the following:
Subject to the terms of this Section 17.2, Bank shall have the right, and nothing otherwise herein shall prohibit or otherwise restrict or condition Bank, from selling, exchanging, securitizing, pledging, participating or entering into a swap, derivative, synthetic securitization or similar transaction with respect to the Cardholder Indebtedness or any part thereof, by itself or as part of an offering of assets from multiple originators or portfolios, at any time and Bank may, in connection with any such transaction, provide associated Cardholder Data and aggregate Program performance information derived from Cardholder Data to a prospective purchaser and other customary parties without notice to or consent from Company; provided, however, that such sale, exchange, securitization, pledge or participation shall not affect Company’s rights or Bank’s obligations hereunder. To the extent such transaction is limited solely to Cardholder Indebtedness under the Program (and not part of an offering of assets from multiple originators or portfolios), the provision of Cardholder Data and aggregate Program performance data shall be subject to such prospective purchaser, and, as applicable, other customary parties, executing a customary confidentiality agreement. Company agrees to use reasonable efforts without being required to incur any out of pocket costs to provide Bank with such information and to execute and deliver such documents as may be reasonably requested by Bank with respect to any such transaction. Bank shall pay any costs or expenses incurred by Company to support any such sale, exchange, securitization, pledge or participation. Bank shall not sell, exchange, securitize, pledge or participate the Cardholder Indebtedness in any manner that would not permit such arrangement to be unwound or not allow for the removal or substitution of Program Assets in order to permit Company to exercise its rights hereunder to purchase the Program Assets pursuant to Section 15.2.
(m)Section 17.3 of the Agreement is replaced in its entirety with the following:
Except as permitted pursuant to Section 17.2, this Agreement shall not be assignable and may not be pledged as collateral, in whole or in part, by a party, including by operation of law, without the prior written consent of the other party, except that a party may assign this Agreement in its entirety to an acquirer of such party in the case of a

Change in Control of such party, provided, however, that (A) Bank or Company, as the case may be, shall continue to be jointly and severally liable hereunder for the obligations of their respective assignees after such assignment unless released by the other party in writing; and (B) such assignee is capable of performing the obligations hereunder. For clarity, and without waiver of any of Bank’s set-off, recoupment, netting or other true-up or deduction rights under this Agreement, the foregoing shall not limit or restrict in any way Company’s rights to assign, pledge or grant a security interest in any receivables due to Company from Bank or other payments made to Company pursuant to this Agreement as collateral for any Company Debt Facility. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and permitted assigns.
(n)The notices address for Bank as set forth in Section 17.12 of the Agreement shall be amended to reflect the following:

If to Bank:	TD Bank USA, N.A. 2023 Limestone Road Wilmington, DE 19808 Attn: Chief Executive Officer
With a copy to (which copy shall not constitute notice):	TD Bank USA, N.A. 1701 Route 70 East Cherry Hill, New Jersey 08034 Attn: Chief Executive Officer TD Bank USA, N.A. 1701 Route 70 East Cherry Hill, New Jersey 08034 Attn: Legal Department
(o)The provision in Schedule 18(o) shall apply.
(p)NCS As A Party.
(i)As of the Conversion Amendment Effective Date, NCS shall be included as a party to the Agreement, and “Company” as used in the Agreement shall refer to Nordstrom and NCS, collectively, and all obligations, responsibilities and liabilities of Company under the Agreement shall be obligations, responsibilities and liabilities, respectively, of Nordstrom and NCS, jointly and severally.
(ii)The parties acknowledge that it is contemplated that Nordstrom and NCS shall have the discretion to determine which of them shall perform the obligations of Company under the Agreement and ultimately receive the corresponding benefits arising thereunder, which obligations and benefits, as between Nordstrom and NCS may vary and evolve over the term of the Agreement.
(iii)A new Section 8.5 is hereby added to the Agreement as follows:
Notwithstanding anything to the contrary set forth herein, all payments to a Company Party by Bank hereunder, including pursuant to Schedule 8.1, shall be made to NCS on behalf and for the benefit of Nordstrom and NCS, which Nordstrom and NCS shall allocate between them according to their respective entitlement relative to the undertaking of the performance of the obligations of Company under this Agreement, it being acknowledged and agreed that as provided in Section 17.23 as between Bank, on the one hand, and Nordstrom and NCS, on the other hand, Nordstrom and NCS are jointly and severally liable for the performance of all obligations of Company under this Agreement and Bank’s payment obligations to Company shall be fully satisfied upon making payment of such amounts to NCS.
(iv)The following additional representations and warranties are added to the end of Section 10.1 of the Agreement, and are made by Nordstrom on the Conversion Amendment Effective Date and shall be deemed restated and remade on and as of each date on which a payment is made by Bank to Company under the Agreement:
(k)    Affiliate Status. NCS is a Subsidiary of Nordstrom.
(v)The following additional covenants are added to Section 10.3 of the Agreement:
(j)     Allocation of Payments between NCS and Nordstrom. Company shall, in its discretion, correctly and appropriately allocate payments by Bank to a Company Party between Nordstrom and NCS.
(k)     Relationship of NCS and Nordstrom. Company shall ensure that each Nordstrom and NCS perform certain obligations of “Company” hereunder.
(vi)NCS makes the representation and warranties set forth on Schedule 18(p), each and all of which, except as provided below, shall be deemed to be restated and remade on and as of the Conversion Amendment Effective Date and each other date on which a payment is made by Bank to Company hereunder. The representations and warranties in clause (e) and clause (g) of Schedule 18(p) are made solely as of the Conversion Amendment Effective Date, and the representations and warranties set forth in clause (i) of

Schedule 18(p) shall be deemed not to address collection activities, which shall be addressed solely in clause (j) of Schedule 18(p).
(vii)Section 17.16 of this Agreement shall be amended to add the following provision to the end of such Section.
The parties acknowledge and agree that Nordstrom and NCS are jointly and severally liable to Bank as provided in Section 17.23, including for purposes of any set-off, recoupment, netting, or other true-up or deduction rights under this Agreement, including this Section 17.16. Nothing in this Section 17.16 shall limit or otherwise impair Bank’s right, contractual, under common law, or otherwise, to set-off, recoup, net or otherwise true-up or deduct any A&R Signing Bonus Repayment Amounts against amounts owed by Bank to Company under this Agreement as provided in the Conversion Amendment.
(viii)The following new Section 17.23 shall be added to the Agreement:
17.23 Joint and Several Liability.
a. Each Company Party and each of its respective permitted successors and assigns shall be jointly and severally liable for the full, complete and punctual performance and satisfaction of all obligations of “Company,” and the exercise of Company’s rights hereunder, and for the acts and omissions of each Company Party in connection with such obligations and rights. Without limiting the foregoing, Bank may, at its option, enforce any obligation of “Company” against any one or all of the Company Parties, and any failure or inability of Bank to enforce a “Company” obligation against a Company Party under this Agreement shall not in any way limit Bank’s right to enforce the obligations of the “Company” against the other Company Party under this Agreement.
b. Without limiting Section 17.23(a):
(i)    An A&R Signing Bonus Repayment Event (as defined under the Conversion Amendment) may be triggered by any event or condition described in the definition of that term and the repayment (or obligation to repay) the A&R Signing Bonus Repayment Amount may be enforced with respect to any Company Party or all Company Parties;
(ii)    Any right of “Company” hereunder may be exercised by any Company Party and the exercise of any such right by any Company Party shall be binding on all Company Parties;

(iii)     Any notice, consent, approval or similar undertaking given by any Company Party to Bank shall be binding on all Company Parties; and
(iv)     Any notice from Bank to any Company Party shall be effective as notice to all Company Parties.
19.Cooperation. In addition to the express undertakings of the parties pursuant to this Conversion Amendment, the parties shall work cooperatively and in good faith to negotiate and execute any other documents, and implement such additional changes to the Program, that are necessary to facilitate the intended effects of the provisions of this Conversion Amendment, including the achievement of the Conversion prior to the Conversion Outside Date.
20.Counterparts. This Conversion Amendment may be executed in any number of counterparts, each of which shall constitute one and the same instrument. Any facsimile or PDF emailed version of an executed counterpart shall be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Conversion Amendment to be duly executed on the Conversion Amendment Effective Date.
NORDSTROM, INC.
By:    /s/ Catherine R. Smith
Name:    Catherine R. Smith
Title: Chief Financial Officer
NORDSTROM CARD SERVICES, INC.
By:    /s/ Michael Bengs
Name:    Michael Bengs
Title: President
TD BANK USA, N.A.
By:    /s/ David Swift
Name:    David Swift
Title: SVP, Head of Partnerships